EXHIBIT 99.1

For Immediate Release

Contact:	Michelle Sullivan The Boston Beer Company, Inc. (617) 368-5165

BOSTON BEER APPOINTS DAVE BURWICK DIRECTOR

      BOSTON, MA (2/15/05) - The Boston Beer Company, Inc. (NYSE: SAM) announced today that Dave Burwick has been appointed as a Director of the Company, effective immediately.

      Mr. Burwick, 43, currently serves as the senior vice president and chief marketing officer of Pepsi-Cola North America, where he has been involved in driving growth of several of Pepsi's brands. A graduate of Middlebury College, Mr. Burwick received a master's degree from Harvard University's Graduate School of Business in 1989 and joined Pepsi that same year.

      Jim Koch, founder and chairman of the Company, said, "Dave will be a great addition to the Board. With his record of accomplishment and his expertise in beverage marketing, we look forward to his insights and guidance."

      Mr. Burwick will serve as an independent Class A Director, filling the vacancy created by the retirement of James C. Kautz in October 2004.

      "As a Massachusetts native, I have followed the evolution of The Boston Beer Company and the growth of Samuel Adams as a nationally respected brand," Mr. Burwick said. "It truly is one of the great entrepreneurial success stories of our generation, and I am eager to begin work as a board member."

      The Boston Beer Company is America's leading brewer of world-class beer. Founded in 1984 by sixth generation brewer Jim Koch, the Company has won more than 650 international awards for its better tasting beers. Samuel Adams Boston Lager® is the Company's flagship brand, celebrated worldwide for its high-quality ingredients and traditional brewing techniques. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information about Samuel Adams® beers, visit the website at www.samadams.com, or visit www.samueladams.com for financial information.

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